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                      August 11, 2020

       Forrest Xiaodong Li
       Chairman and Group Chief Executive Officer
       Sea Ltd
       1 Fusionopolis Place, #17-10 , Galaxis
       Singapore 138522

                                                        Re: Sea Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed April 14,
2020
                                                            File No. 001-38237

       Dear Mr. Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services